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                                                                   Exhibit 10.30

                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This is the third amendment (the "Third Amended Agreement") to that certain Employment/Stock Repurchase Agreement (the "Agreement") dated as of the 13th day of October, 1999, between Mpower Communications Corp., a Nevada corporation (the "Company") and Rolla P. Huff ("Executive"), and also an amendment to the first amended agreement dated August 1, 2001 (the "First Amended Agreement") and also an amendment to the second amended agreement dated as of September 20, 2002 (the "Second Amended Agreement").

The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement, and First Amended Agreement and Second Amended Agreement.

1. Section 2 of the Second Amended Agreement is hereby deleted in its entirety and replaced by the following:

"Executive shall be entitled to a bonus (the "Annual Bonus") of up to one hundred percent of the greater of (i) $536,000; or (ii) his Base Salary each calendar year, based on either (a) Company's achievement of certain annual targets to be established by Company's Board of Directors in conjunction with the establishment of Company's operating budget each year, or (b) in the event such targets are not met or an additional bonus is warranted, in the discretion of Company's Board of Directors."

2. The first paragraph ("D1") of Section 3 of the Second Amended Agreement is hereby deleted in its entirety and replaced by the following:

"D.(1) In the event that Executive's employment with company ceases for any reason during the Initial Term or any subsequent term of this Agreement, Company shall pay to Executive a "Severance Benefit," equal to the greater of (a) $1.5 million, or (b) two (2) times (i) the greater of (p) the Base Salary immediately preceding the date of such cessation of employment, or (q) $536,000, and (ii) the "Highest Bonus", where the Highest Bonus equals the greater of the Annual Bonus paid by Company to Executive (x) during the period from twelve (12) months immediately preceding the Effective Date through the Termination Date, or (y) if your reduction in your Base Salary is not restored in whole or part, the amount of your Annual Bonus would have been from the date of this Third Amended Agreement through the Termination Date, calculated as if all reductions had been restored, but only to the extent that any such Annual Bonus paid during this period utilized the amount of your Base Salary in calculating said Annual Bonus; provided, however, that Executive shall have no right to have paid or payable from the Trust adopted by Company on October 23, 2001 pursuant to a Trust Agreement with HSBC Bank USA as trustee (the "Old Trust"), any portion of his Severance Benefit (i) attributable to any increase in Executive's Base Salary after March 31, 2002, or (ii) otherwise in excess of the Severance Benefit or other severance payment that Executive would have been eligible to receive if his employment with Company had terminated as of March 31, 2002 under circumstances entitling him to a Severance Benefit or other severance payment.

3. Section 4 of the Second Amended Agreement is amended as follows:

The phrase "Five Hundred and Thirty Six Thousand Dollars ($536,000)" is replaced with the phrase "Four Hundred and Two Thousand Dollars ($402,000)", with the reduced salary to commence on April 7, 2003.

4. Paragraph 5 of the Second Amended Agreement is amended by adding the following:

"The following sub-section "F" shall be added to Item 8 of the Agreement:

"F. Not later than March 18, 2003, or such later date as may be required by any federal or state regulatory authority (the "Grant Date"), you shall be granted stock options to purchase three shares of the Company's common stock for every annualized dollar of salary reduction sustained pursuant to this Agreement (the "New 2003 Options"). Subject to the requirements of any federal or state regulatory authority, such New 2003 Options shall (i) have an exercise price equal to $0.19 per share; (ii) vest in six equal installments commencing on April 30, 2003 and on the last day of each month thereafter through September 30, 2003; (iii) have a term (the "Option Term") of ten years from the

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Grant Date; (iv) remain exercisable, to the extent vested on the Termination
Date, for five years after the termination of your employment with the Company for any reason, but in no event after the expiration of the Option Term; and (v) be non-qualified options within the meaning of the Internal Revenue Code.

By way of example, if your salary is reduced by $10,000.00 annually pursuant to this Agreement, you shall receive 30,000 options at an exercise price equal to $0.19 per share, with those options vesting as follows: 5,000 on April 30, 2003 and 5,000 on May 31, June 30, July 31, August 31, and September 30, 2003."

Except as amended by this Third Amended Agreement, all terms and condition of the Agreement, First Amended Agreement and Second Amended Agreement shall remain in full force and effect and specifically, but not by way of limitation, the Executive's right to his Severance Benefit if his employment with the Company ceases for any reason at any time. Moreover, it is the intention of the parties hereto that if this Third Amended Agreement is void, becomes voidable, or otherwise is or becomes unenforceable as drafted, then the Agreement, First Amended Agreement and Second Amended Agreement shall continue in full force and effect, in accordance with the terms and conditions thereof immediately prior to the execution of this Third Amended Agreement. This Third Amended Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

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         IN WITNESS WHEREOF, the parties have duly executed this Third Amended
Agreement as of this 19th day of March, 2003.

                                       MPOWER COMMUNICATIONS CORP.

                                  By:  /s/ Russell I Zuckerman
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                                       Russell I. Zuckerman, Esq.
                                       Senior Vice President and General Counsel

                                  By:  /s/ Rolla P. Huff
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                                       Rolla P. Huff